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                                 EXHIBIT 99.15


Tuesday June 29, 4:52 pm Eastern Time

Company Press Release

SOURCE: GAINSCO, INC.

GAINSCO ANNOUNCES STRATEGIC CAPITAL ALLIANCE WITH GOFF MOORE STRATEGIC PARTNERS, L.P.

FORT WORTH, Texas, June 29 /PRNewswire/ -- GAINSCO, INC. (NYSE: GNA) today announced it had entered into agreements creating a strategic capital alliance with Goff Moore Strategic Partners, L.P. ("GMSP") of Fort Worth, Texas.

Under terms of the agreements, GMSP will invest $31.6 million in GAINSCO in exchange for an approximately 23% ownership stake in the Company in the form of convertible preferred stock. GMSP's ownership can be increased to up to 35%, principally through exercise of warrants tied to long-term stock price appreciation, as well as through additional open market purchases of stock. As part of the alliance, GMSP, under separate agreements, will manage GAINSCO's insurance and holding company investment portfolios, which will initially total approximately $240 million, including this investment.

Proceeds from the investment will be used primarily for holding company investments and insurance-related acquisitions, as well as capital management activities, including possible share buybacks on an opportunistic basis.

In a separate release today, GAINSCO announced that it expects earnings for the quarter ending June 30, 1999 to be in the range of current analyst estimates of $0.09 per common share, diluted. GAINSCO reported a loss in the 1998 second quarter. Gross premiums written for the quarter ending June 30, 1999, are expected to show an increase of more than 50% compared with the same period in 1998, including the impact of the Lalande acquisition. Final second quarter results are expected to be announced the last week of July 1999.

"We believe our new alliance with GMSP will propel us to the next level of performance," said Glenn W. Anderson, GAINSCO's President and CEO. "This past year we aggressively fortified our balance sheet; restored our underwriting profitability; and expanded our competitive capabilities, including the acquisition of the Lalande Group. As a result of these initiatives, our foundation is strong, the Company's earnings are rebounding, and we are now prepared to dynamically move our Company forward. GMSP's capital backing gives us the critical resources to pursue a proactive, disciplined acquisition and expansion strategy.

"Additionally, our GMSP alliance brings an important new capability to GAINSCO to improve the returns on our expanded investment portfolio," said Anderson. "Under a new investment management agreement, GMSP will assume management of GAINSCO's investment activities. We are excited about the upside of this relationship."



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GMSP was formed in February 1998, to serve as the primary ongoing investment vehicle for the firm's principals, as well as Richard E. Rainwater and his family, who are limited partners. GMSP is principally a long-term investor in companies with superior management and attractive growth prospects. The partnership's Managing Principals are John C. Goff, a partner of Mr. Rainwater's for over 12 years, and Darla D. Moore, who is Mr. Rainwater's wife and a former Managing Director of Chase Manhattan Bank. Mr. Goff is also a Director of GAINSCO and Vice Chairman, President and CEO of Crescent Real Estate Equities, Inc. Randy Chappel and Hugh Balloch are the other key principals of GMSP. Mr. Chappel has been associated with Rainwater and his affiliated companies for 12 years, and Mr. Balloch joined GMSP in January 1999 from Chase Manhattan Bank.

"We are looking forward to joining Glenn and his team to build the long- term value of GAINSCO," said GMSP Managing Principal, John Goff. "We are very excited about the Company's transformation process and its future prospects. We are putting significant capital and resources into the Company to fuel its development for the benefit of all shareholders.

"We also view this as a unique opportunity to bring our philosophy to bear on GAINSCO's sizeable and historically underutilized investment portfolio. Over the past four years, GAINSCO's taxable equivalent return on average investments has averaged 6.5%. We hope to create additional value through enhanced fixed income and equity investing strategies, under policies and guidelines established by the Investment Committee of the Board of Directors," Goff said.

Under terms of the agreement, GMSP will invest $31.6 million in cash in exchange for shares of a new series of GAINSCO preferred stock that is convertible into
6.2 million shares of GAINSCO common stock. The preferred stock will be paid dividends at the same rate as GAINSCO's common stock into which it is convertible. GMSP will also receive two warrants to purchase an aggregate of 3.1 million shares of GAINSCO common stock. One of the warrants will be to purchase
1.55 million shares of GAINSCO common stock at an exercise price of $6.375 per share for a term of five years. The other warrant will be to purchase 1.55 million shares of GAINSCO common stock at an exercise price of $8.50 per share for a term of seven years.

In conjunction with the investment by GMSP, Mr. Chappel will be nominated to serve with Mr. Goff on the Board of Directors of GAINSCO, expanding the Board to nine directors from the current eight.

The transaction is subject to shareholder and standard regulatory approvals. An announcement of the timing of a special shareholder meeting to vote on the transaction will be made in the near future, and the proxy statement provided to shareholders prior to the special meeting will contain complete details regarding the transaction.

Wasserstein Perella & Co., as financial advisor to GAINSCO, has rendered an opinion to the Board of Directors of the Company to the effect that the proposed transaction is fair to the Company from a financial point of view.



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Announcement of this transaction is a key step in the Company's strategic alternative review process which began on August 28, 1998, when the GAINSCO Board engaged the New York investment bank of Wasserstein Perella & Co. to seek out additional ways to maximize shareholder value.

GAINSCO, INC. is a property and casualty insurance holding company that underwrites specialty commercial automobile, auto garage, general liability and property coverages through a general agency distribution network, as well as nonstandard private passenger automobile insurance through the Lalande Group.

Statements made in this release that are not strictly historical may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those contained in the forward- looking statements. Important factors include, but are not limited to, (a) heightened competition, including price competition from existing competitors, from newly formed competitors and from the entry into GAINSCO's markets of standard insurance companies which historically have not competed in the Company's specialty markets, (b) overcapitalization of the insurance industry, (c) contraction of the markets for the Company's various lines of business, (d) development and performance of new specialty programs, (e) the ongoing level of claims and claims-related expenses, (f) adequacy of claim reserves, (g) the ability to complete value-adding acquisitions, (h) the ability of the Company to fully integrate newly acquired companies and their customers and managers into GAINSCO, (i) effects of Year 2000 problems encountered by the Company and those with whom it deals, and (j) general economic conditions, including fluctuations in interest rates. Please refer to the Company's SEC filings for further information.

SOURCE: GAINSCO, INC.